Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David Lilly / Joseph Kuo
Kekst and Company
(212) 521-4800

CARVER BANCORP, INC. ANNOUNCES MANAGEMENT CHANGE

New York, New York, August 18, 2008 –Carver Bancorp, Inc. (NASDAQ: CARV), the holding company for Carver Federal Savings Bank, today announced that Chief Financial Officer Roy Swan has resigned to join a leading global investment bank, effective September 12.  Carver will work quickly to select an interim CFO and a search process is underway to identify a permanent replacement.

Deborah C. Wright, Chairman and Chief Executive Officer, said: “On behalf of the Company, I thank Roy for his dedicated service and important contributions to Carver over the past three years.  Roy made marked improvements over the past year as CFO, strengthening our accounting and finance department and leading initiatives that included finalizing the integration of Community Capital Bank; SOX 404 compliance; and a recent business optimization review.  Carver will continue to benefit from these important investments.  We wish Roy the best in the years ahead, both personally and professionally.”

Roy Swan, Chief Financial Officer, said: “Carver plays an essential role in the communities it serves and it has been a special opportunity for me to work with a team so dedicated to the Company's growth and development.  I will miss working with everyone at Carver, but I am gratified by the success we have achieved in expanding the Company's revenues, product line and delivery channels.”

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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